For Period ended 03/31/18                                        Series  11
File Number 811-7852



Sub-Item 77D(a): Policies with respect to security investments
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                         USAA VIRGINA BOND FUND

                      Fund Shares, Adviser Shares

                    SUPPLEMENT DATED OCTOBER 27, 2017

                         TO THE FUNDS PROSPECTUS

                           DATED AUGUST 1, 2017


This Supplement updates certain information contained in the above-dated prospectus for the USAA Virginia Bond Fund (the Fund).

Effective as of October 12, 2017, an expense limitation has been added to the Virginia Bond Fund Adviser Shares. Therefore, the following changes have been implemented to the Funds prospectus.

The Annual Fund Operating Expenses table found on page 1 is deleted in its entirety and hereby replaced with the following:

Annual Fund Operating Expenses

(expenses that you pay each year as a percentage of the value of your investment)
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                                                       Fund          Adviser
                                                       Shares        Shares
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Management Fee (fluctuates based on the Funds
 performance relative to a securities market index)     0.35%         0.33%

Distribution and/or Service (12b-1) Fees                None          0.25%


Other Expenses                                         0.23%          0.23%


Total Annual Fund Operating Expenses                    .58%          0.81%


Reimbursement from Adviser                               N/A         (0.01%)(a)


Total Annual Operating Expenses after Reimbursement    0.58%          0.80%

(a)The Investment Adviser has agreed, through July 31, 2018, to make payments or waive management, administration, and other fees to limit the expenses of the Adviser Shares so that the total annual operating expenses (exclusive of commission recapture, expense offset arrangements, acquired fund fees and expenses, and extraordinary expenses) do not exceed an annual rate of 0.80% of the Adviser Shares average daily net assets. This reimbursement arrangement may not be changed or terminated during this time period without approval of the Funds Board of Trustees and may be changed or terminated by the Investment Adviser at any time after July 31, 2018.


The Expense Example table found on page 1 is deleted in its entirety and hereby replaced with the following:

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                                1 Year   3 Years   5 Years   10 Years
------------------------------------------------------------------------------
Fund Shares                      $59       $186      $324      $  726

Adviser Shares                   $82       $258      $449      $1,001


Under the Fund Management section insert the following paragraph before the last paragraph found on page 22:

We have agreed, through July 31, 2018, to make payments or waive management, administration, and other fees to limit the expenses of the Adviser Shares so that the total annual operating expenses (exclusive of commission recapture, expense offset arrangements, acquired fund fees and expenses, and extraordinary expenses) do not exceed an annual rate of 0.80% of the Adviser Shares average daily net assets. This reimbursement arrangement may not be changed or terminated during this time period without approval of the Board and may be changed or terminated by us at any time after July 31, 2018.

98826-1017